NEWS RELEASE

                   1200 Wall Street West, Lyndhurst, NJ 07071
                       (201) 896-8400 o FAX (201) 438-5680
                              www.curtisswright.com


CONTACT: Gary Benschip                                   FOR IMMEDIATE RELEASE
         (201) 896-8520
         gbenschip@cwcorp.curtisswright.com


Curtiss-Wright Announces a Recapitalization Plan to Permit Tax-Free Distribution
             of Unitrin Equity Interest; Plans Special Cash Dividend

Lyndhurst,  New Jersey - November 6, 2000 -  Curtiss-Wright  Corporation  (NYSE:
CW), today announced a plan pursuant to which Curtiss-Wright will be recapitalized to facilitate a tax-free distribution by Unitrin of its approximately 44% equity position in Curtiss-Wright. The Company's Board of Directors has approved an agreement with Unitrin, Inc. (NASDAQ: UNIT) providing for the recapitalization and distribution. In addition, Curtiss-Wright's Board of Directors has approved a special cash dividend of $0.25 cents per share, to be payable to all Curtiss-Wright shareholders, other than Unitrin, in conjunction with the contemplated distribution. The distribution and special dividend are expected to be completed in the first half of 2001, subject to the receipt of a letter ruling from the Internal Revenue Service as to the tax-free status of the distribution and approval of the recapitalization plan by a majority of Curtiss-Wright's stockholders and a majority of Curtiss-Wright's non-Unitrin stockholders voting on the proposal.

Unitrin owns approximately 4.4 million or 44% of the outstanding Curtiss-Wright shares. Under the recapitalization plan, and in order to meet certain tax requirements, these shares will be exchanged for an equivalent number of shares of a new Class B Common Stock of Curtiss-Wright which will be entitled to elect 80 percent of Curtiss-Wright's Board of Directors. The Class B shares will be immediately distributed by Unitrin to its stockholders in a tax-free distribution. The holders of the remaining outstanding shares of Curtiss-Wright will be entitled to elect up to 20% of the Board of Directors of Curtiss-Wright. The existing Curtiss-Wright Directors will continue to serve as the Board of Directors after the spin-off. Other than the right to elect Directors, the two classes of stock will vote as a class (except as required by law) and will be equal in all other respects. The new Class B Common Stock is expected to be listed on the New York Stock Exchange.

In  connection  with  its  approval  of  the   recapitalization   and  spin-off,
Curtiss-Wright also announced adoption by its Directors of a stockholders' rights plan. The rights plan will enhance the ability of Curtiss-Wright's Board to protect the interests of stockholders in the event of an unsolicited proposal to acquire a significant interest in Curtiss-Wright at a price that does not reflect its fair value. Adoption of the rights plan is not a response to any known effort to acquire the Company.

Also in connection with the recapitalization, Curtiss-Wright will seek approval of its shareholders of certain amendments to its Restated Certificate of Incorporation providing for, among other things, the classification of its Board of Directors into three classes serving staggered three-year terms, the elimination of the stockholders' ability to act by written consent or call a special meeting and the requirement of a two-thirds vote of shareholders to amend certain provisions of the Restated Certificate of Incorporation. Approval of these amendments will also be a condition to the recapitalization.

The recapitalization and spin-off transactions have been approved by both the Unitrin and Curtiss-Wright Boards of Directors. Completion of the transaction is contingent upon, among other things, approval of the tax-free status of the distribution by the Internal Revenue Service; approval of the recapitalization plan by holders of Curtiss-Wright shares other than Unitrin voting on the proposal; and approval by all shareholders of Curtiss-Wright (including Unitrin) of the proposed amendments to Curtiss-Wright's Restated Certificate of Incorporation.

Martin Benante, Curtiss-Wright's Chairman and Chief Executive Officer, stated, "We are extremely pleased to make this announcement. The recapitalization, distribution and special dividend will add value for all Curtiss-Wright shareholders. Furthermore, these actions provide for a wider distribution of Unitrin's holding that should improve the liquidity of our stock to the long-term benefit of Curtiss-Wright and our shareholders. We have been very appreciative of the support received from Unitrin during their long-term relationship as a major investor in Curtiss-Wright. We support their actions to distribute their holdings in Curtiss-Wright to their own shareholders."


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Curtiss-Wright  Corporation  is a  diversified  provider  of  highly  engineered products and services to the Motion Control, Flow Control and Metal Treatment industries. The firm employs approximately 2,280 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.
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